                                                                     EXHIBIT 4.3

                  THIS CONVERTIBLE NOTE HAS BEEN ACQUIRED FOR
                  INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR REGISTERED OR OTHERWISE QUALIFIED FOR SALE UNDER THE SECURITIES LAWS OF ANY STATE. THIS CONVERTIBLE NOTE MAY NOT BE TRANSFERRED OR SOLD OR OFFERED FOR SALE OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT AND SUCH LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER HAS BEEN DELIVERED TO THE ISSUER TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

                     5% CONVERTIBLE NOTE DUE APRIL 30, 2002

                                                                 Camden, Georgia

$3,500,000                                                     December 31, 2001

         INTREPID CAPITAL CORPORATION, a Delaware corporation whose principal place of business is located at 3652 South Third Street, Suite 200, Jacksonville Beach, Florida 32250 (the "Company"), promises to pay to the order of AJG FINANCIAL SERVICES, INC., a Delaware corporation whose principal place of business is located at The Gallagher Centre, Two Pierce Place, Itasca, Illinois 60143-3141, or its successors and assigns (the "Holder"), the aggregate principal sum of Three Million Five Hundred Thousand Dollars ($3,500,000) (the "Principal Amount"), in lawful money of the United States of America, together with interest thereon from the date hereof on the unpaid Principal Amount, on the terms and conditions hereinafter specified.

         1. IDENTIFICATION OF CONVERTIBLE NOTE. This Convertible Note is the "Convertible Note" defined in that certain Convertible Note Agreement dated as of December 31, 2001, between the Company and the Holder (the "Purchase Agreement"), and the Holder is entitled to all of the benefits that arise under the Purchase Agreement from being the "Investor" and the holder of the "Convertible Note" thereunder. Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Purchase Agreement.

         2.       PAYMENT OF PRINCIPAL AND INTEREST.

                  (a) The Principal Amount shall be payable, unless converted pursuant to Section 3 below, on April 30, 2002 ("Principal Repayment Date", also herein referred to as the "Maturity Date"). At the Maturity Date, or upon any acceleration of the Principal Amount pursuant to Section 5 below, the unpaid Principal Amount of this Convertible Note and all other sums payable hereunder shall be due and payable in full, notwithstanding any other provision hereof.

                  (b) From and after the date hereof, interest on the unpaid balance of the Principal Amount shall accrue and be due and payable at the per annum rate of five percent (5%). Interest on the outstanding unpaid Principal Amount shall be payable upon the earlier of the Maturity Date and the Conversion Date (as defined in Section 3(a) below) and upon any acceleration of the Principal Amount pursuant to Section 5 below. Interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed. In the event that all or any portion of the Principal Amount is not paid on the Maturity Date or the Conversion Date or upon acceleration (regardless of the reason therefor), the portion of the Principal Amount not paid when due shall bear interest until paid at the Default Rate (as defined in Section 5 below).

                  (c) The Principal Amount and all other sums due hereunder shall be payable, without set-off or deduction, at the offices of the Holder set forth above or at such other place as the Holder from time to time may designate to the Company in writing, by certified or cashier's check or by wire transfer to such account as the Holder may have previously designated to the Company in writing.

                  (d) The Company shall not have the right to prepay any portion of the Principal Amount.

         3.       CONVERSION OF CONVERTIBLE NOTE.

                  (a) CONVERSION INTO COMPANY'S CONVERTIBLE CLASS A PREFERRED STOCK. Provided that on or before April 1, 2002, the Certificate of Incorporation of the Company is amended pursuant to the Purchase Agreement and the Investment Agreement to provide for the Convertible Class A Preferred Stock (the date on which such amendment is effective is referred to herein as the "Effective Date"), the Company shall give notice thereof to the Holder within five (5) days after the Effective Date, and shall specify in such notice a conversion date (the "Conversion Date") not less than fifteen (15) nor more than twenty (20) days after the Effective Date, and provided that on the Conversion Date the Company is not in default of any of its obligations under this Convertible Note or the Purchase Agreement or the Investment Agreement and no Event of Default (as defined in Section 5 below), or any event which with notice or the passage of time would be an Event of Default, has occurred and is continuing, the entire Principal Amount of this Convertible Note shall be converted into the number of duly authorized, validly issued, fully-paid and nonassessable shares of the Company's Convertible Class A Preferred Stock equal to the quotient of the Principal Amount, divided by the per share liquidation preference of the Convertible Class A Preferred Stock. Subject to the foregoing, on the Conversion Date, the Holder shall surrender the Convertible Note to the Company at the address in Jacksonville Beach, Florida, designated in the notice from the Company.

                  (b) ISSUANCE OF SHARES OF CONVERTIBLE CLASS A PREFERRED STOCK UPON CONVERSION.

                           (i) As promptly as practicable after the surrender, as herein provided, of the Convertible Note for conversion, the Company shall deliver or cause to be delivered to the Holder a certificate or certificates representing the appropriate number of duly authorized, validly issued, fully-paid and non-assessable shares of the Company's Convertible Class A Preferred Stock. On the Conversion Date, this Convertible Note shall be cancelled by the Company and the rights of the Holder as to this Convertible Note shall cease at such time and the person or persons entitled to receive the shares of Convertible Class A Preferred Stock upon conversion of such Convertible Note or Convertible Notes shall be treated for all purposes as having become the record holder or holders of such shares of Convertible Class A Preferred Stock on the Conversion Date.

                           (ii) Each Convertible Class A Preferred Stock certificate issued upon conversion of this Convertible Note, shall be stamped or otherwise imprinted with a legend substantially in the following form:

                           "THIS SECURITY HAS NOT BEEN REGISTERED
                           UNDER THE SECURITIES ACT OF 1933, AS
                           AMENDED (THE "ACT"), OR REGISTERED OR
                           OTHERWISE QUALIFIED FOR SALE UNDER ANY
                           APPLICABLE STATE SECURITIES LAWS AND MAY
                           NOT BE TRANSFERRED OR SOLD OR OFFERED FOR
                           SALE OR OTHERWISE TRANSFERRED, PLEDGED,
                           HYPOTHECATED OR DISPOSED OF UNLESS IT HAS
                           BEEN REGISTERED UNDER THE ACT AND
                           REGISTERED OR OTHERWISE QUALIFIED FOR SALE
                           UNDER SUCH STATE SECURITIES LAWS OR AN
                           EXCEPTION FROM REGISTRATION THEREUNDER IS
                           AVAILABLE."

                  (c) FRACTIONAL INTERESTS. No fractional shares of Convertible Class A Preferred Stock shall be delivered upon conversion of Convertible Notes. If more than one Convertible Note shall be surrendered for exchange at one time by the same Holder, the number of full shares which shall be delivered upon such exchange shall be computed on the basis of the aggregate Principal Amounts of the Convertible Notes so surrendered. In lieu of any fractional shares which otherwise would be deliverable upon exchange of any Convertible Note, the number of shares issuable upon such conversion will be rounded down to the next lower whole share, and the Holder shall be paid an amount in cash equal to the per share liquidation preference of the Convertible Class A Preferred Stock times the fraction of a share of Convertible Class A Preferred Stock the Holder would otherwise be entitled to.

                  (d) TAXES, ETC. The Company shall pay all documentary stamp or other transactional taxes attributable to the issuance or delivery of Convertible Class A

         Preferred Stock upon conversion of the Convertible Note; provided, however, that the Company shall not be required to pay any taxes which may be payable in respect to any transfer involved in the issuance or delivery of any certificate for Convertible Class A Preferred Stock in a name other than that of the Holder of the Convertible Note in respect of which such Convertible Class A Preferred Stock is issued.

                  (e) RESERVATION OF STOCK. From and after the Effective Date, the Company shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Convertible Note, such number of shares of Convertible Class A Preferred Stock as shall from time to time be sufficient to effect the conversion of the Convertible Note.

         4. COVENANTS. Until satisfaction in full of all obligations of the Company under this Convertible Note, the Company shall at all times comply with all of the covenants of the Company set forth herein and in the Purchase Agreement and the Investment Agreement, which are hereby incorporated by reference herein as if each such covenant was set forth in full in this Convertible Note, together with any necessary defined terms from the Purchase Agreement and the Investment Agreement.

         5. EVENTS OF DEFAULT. The following events are hereby defined for all purposes of this Convertible Note as Events of Default:

                  (a) Failure of the Company to pay any principal or interest hereunder when and as the same shall become due and payable if such failure is not cured within ten (10) days.

                  (b) The breach by the Company of any of the other covenants set forth in this Convertible Note or in the Purchase Agreement or in the Investment Agreement if such breach is not cured within 30 days after written notice thereof is given by the Holder.

                  (c) The institution by the Company of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking relief under Title 11 of the United States Code, as now constituted or hereafter in effect, or any other applicable Federal or State bankruptcy, insolvency or other similar law, or the consent by it to the institution of proceedings thereunder or the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by the Company of an assignment for the benefit of creditors, or the admission by the Company in writing of its inability to pay its debts generally as they become due;

                  (d) The entry of a decree or order by a court having jurisdiction for relief in respect of the Company, or adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under Title 11 of the United States Code, as now constituted or hereafter in effect, or any other applicable Federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, trustee (or other similar official) of the Company or of any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

                  (e) A default shall occur under any other agreement, document or instrument to which the Company is a party and such default is not cured within any applicable grace period or waived in writing, and such default (i) involves the failure to make any payment when due in respect of any indebtedness (other than the Principal Amount and interest thereon) of the Company in excess of One Hundred Thousand Dollars ($100,000) in the aggregate, or (ii) causes such indebtedness or a portion thereof in excess of One Hundred Thousand Dollars ($100,000) in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or (iii) permits any holder of such indebtedness or a trustee to cause such indebtedness or a portion thereof in excess of One Hundred Thousand Dollars ($100,000) in the aggregate to become due prior to its stated maturity or prior to the regularly scheduled dates of payment and such default is not cured or waived within 30 days after the occurrence thereof.

                  (f) Failure of the Company to have amended its Certificate of Incorporation by April 1, 2002, to provide for the Convertible Class A Preferred Stock.

         If one or more Events of Default shall happen and be continuing, then, and in each and every such case, the Holder, at its option, by notice in writing to the Company, may declare the entire Principal Amount and any other sums due hereunder, if not already due and payable, to be immediately due and payable. If there shall occur an Event of Default described in Sections 5(c) or 5(d), the entire unpaid balance of the Principal Amount and all other sums due under this Convertible Note shall be immediately due and payable without notice to the Company. If the entire unpaid balance shall, as a result of either of the preceding two sentences, be immediately due and payable, the unpaid balance of the Principal Amount shall accrue interest thereafter at the per annum rate of eight percent (8%) compounded annually (the "Default Rate") and all other sums due by the Company hereunder shall also be immediately due and payable; and payment thereof may be enforced and recovered in whole or in part at any time by one or more of the remedies provided to the Holder in this Convertible Note or under applicable law. In such case, the Holder may also recover all costs of suit and other expenses in connection therewith, together with reasonable attorney's fees for collection, together with the interest on any judgment obtained by the Holder at the Default Rate, including interest at that rate from and after the date of any execution, judicial or foreclosure sale until actual payment is made to the Holder of the full amount due the Holder.

         6. PAYMENT ON DEFAULT. In the event that an Event of Default shall occur, then the Company shall pay to the Holder the whole amount which then shall have become due on this Convertible Note for principal and interest, and in addition thereto, such additional amount as shall be sufficient to cover the costs and expenses of collection.

         No delay or omission of the Holder to exercise any rights or powers accruing upon any default which shall not have been remedied shall impair any such right or power, or shall be construed to be a waiver of any such default or acquiescence therein; and every power and remedy given by this Convertible Note to the Holder may be exercised from time to time and as often as may be deemed expedient by the Holder.

         7. EXCHANGE OF CONVERTIBLE NOTE. At the option of the Holder, this Convertible Note may be exchanged for other Convertible Notes in denominations of $1,000 and any integral multiple thereof and of a like aggregate principal amount and tenor. Upon surrender of this Convertible Note to the Company for exchange, the Company shall execute and deliver to the Holder the Convertible Notes which the Holder is entitled to receive in exchange.

         8. IMMUNITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS AND EMPLOYEES. No recourse shall be had for the payment of the principal or interest on this Convertible Note or for any claim based thereon or otherwise in any manner in respect thereof, to or against any subsidiary, incorporator, stockholder, officer, director or employee, as such, past, present or future, of the Company or any respective subsidiary, incorporator, stockholder, officer, director or employees, as such, past, present or future, of any predecessor or successor corporation, either directly or through the Company or such predecessor or successor corporation, whether by virtue of any constitutional provision or statute or rule of law, or by the enforcement of any assessment or penalty, or in any other manner, all such liability being expressly waived and released by the acceptance of this Convertible Note and as part of the consideration for the issue thereof.

         9. CONSOLIDATIONS OR MERGERS. In case of any consolidation or merger of the Company with or into another person, or any sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which share exchange the Convertible Class A Preferred Stock of the Company is converted into other securities, cash or property, the Company, or such successor or purchasing corporation, entity or person, as the case may be, shall, prior to such consolidation, merger, sale, transfer or share exchange, execute and deliver to the Holder an agreement, in form and substance satisfactory to the Holder, providing that the Holder shall have the right thereafter to convert this Convertible Note into the kind and amount of shares of stock or other securities, cash or other property receivable upon such consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Convertible Class A Preferred Stock of the Company into which this Convertible Note could have been converted immediately, or the number of shares of Common Stock of the Company into which the Convertible Class A Preferred Stock could have been converted, in each case prior to such consolidation, merger, sale, transfer or share exchange. Such agreement shall also provide that the provisions of Sections 3 and 9 hereof shall be amended without further action of the Company or any successor to apply to the shares of stock or other securities of the successor issued to the stockholders of the Company in any such consolidation, merger, sale, transfer or share exchange. The Holder of the Convertible Note shall have the right thereafter to convert this Convertible Note only into the kind and amount of shares of stock and other securities and property receivable upon or deemed to be held following such consolidation, merger, sale, transfer or share exchange by a holder of a number of shares of the Convertible Class A Preferred Stock of the Company into which the Convertible Note could have been converted immediately prior to such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

         10. NOTICES. Any notice, demand, or instruction (each referred to herein as "notice") given in connection with this Agreement shall be in writing and shall be made by facsimile, or by hand delivery, or by electronic transmission (that is, "e-mail"), or by overnight delivery service, or by certified mail, return receipt requested, postage prepaid, addressed to the recipient at the appropriate address set forth below or to such other address as may be hereafter specified by written notice given by a party to the other party. Notice shall be considered given as of the earlier of the date of actual receipt, or the date of the facsimile transmission without error, or the date of hand delivery, or the date of delivery to the recipient's computer, or one (1) business day after delivery to a nationally recognized overnight delivery service, or three (3) business days after the date of mailing, independent of the date of actual delivery or whether delivery is ever in fact made, as the case may be, provided the giver of notice can establish that notice was given as provided herein. Failure or delay in delivering a copy of any notice to any person designated to receive a copy shall in no way adversely affect the effectiveness of such notice.

         If to the Company:   Intrepid Capital Corporation
                              3652 South Third Street, Suite 200
                              Jacksonville Beach, Florida  32250
                              Attn:  President and Chief Executive Officer
                              Facsimile No.:  (904) 246-3533
                              E-mail Address:  lbridges@icapcorp.com

            with a copy to:   Rogers & Hardin LLP
                              2700 International Tower
                              Peachtree Center
                              229 Peachtree Street, N.E.
                              Atlanta, Georgia  30303-1601
                              Attn:  Steven E. Fox, Esq.
                              Facsimile No.:  (404) 525-2224
                              E-mail Address:  sef@rh-law.com

        If to the Investor:   AJG Financial Services, Inc.
                              The Gallagher Center
                              Two Pierce Place
                              Itasca, Illinois  60143-3141
                              Attn:  Kerry S. Abbott, Esq.
                              Facsimile No.:  (630) 285-4272
                              E-mail Address:  kerry_abbott@ajg.com

            with a copy to:   Piper Marbury Rudnick & Wolfe
                              203 North LaSalle Street
                              Suite 1800
                              Chicago, Illinois  60601
                              Attn:  Stephen A. Landsman, Esq.
                              Facsimile No.:  (312) 630-6330
                              E-mail Address:  stephen.landsman@piperrudnick.com

         11.      MISCELLANEOUS.

                  (a) The Company hereby waives presentment, demand, protest, notice of demand, notice of nonpayment or dishonor, notice of protest and all other notices of any kind in connection with the delivery, acceptance, performance default or enforcement of the payment of this Convertible Note. No failure to exercise, and no delay in exercising any rights hereunder on the part of the Holder hereof shall operate as a waiver of such rights.

                  (b) The Holder and the Company may from time to time enter into written agreements amending or changing any provisions of this Convertible Note or the Purchase Agreement or the rights of the Holder or the Company hereunder or thereunder, or may grant written waivers or consents to a departure from the due performance of the obligations of the Company hereunder or thereunder.

                  (c) The Company agrees that its liability under this Convertible Note shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by the Holder. No course of dealing and no delay or failure of the Holder in exercising any right, power, remedy or privilege under this Convertible Note or the Purchase Agreement shall affect any other or future exercise thereof or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy of privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Holder under this Convertible Note and the Purchase Agreement are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of the Holder of any breach or default under this Convertible Note or any such waiver of any provision or condition of this Convertible Note must be in writing and shall be effective only to the extent specifically set forth in such writing.

                  (d) Whenever any payment or action to be made or taken hereunder shall be stated to be due on a day which is not a business day, such payment or action shall be made or taken on the next following business day, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

                  (e) The provisions of this Convertible Note are intended to be severable. If any provision of this Convertible Note shall be held invalid or unenforceable in whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

                  (f) This Convertible Note and the Purchase Agreement and the other documents delivered in connection herewith and therewith supersede all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein and therein. Any Holder of this Convertible Note acknowledges that such Holder is bound by the applicable provisions of the Purchase Agreement and by the acceptance of this Convertible Note such Holder agrees to the terms thereof.

                  (g) All representations and warranties of the Company contained herein or made in connection herewith shall survive and shall not be waived by the execution and delivery of this Convertible Note or by any investigation by the Holder, but shall terminate upon the Company's full satisfaction and payment of the outstanding Principal Amount of and interest on this Convertible Note.

                  (h) This Convertible Note shall be binding upon and shall inure to the benefit of the Holder, the Company and their respective successors and assigns, except that (x) the Company may not assign or transfer any of its rights and obligations hereunder or any interest herein, and (y) prior to April 30, 2002, or an Event of Default, the Holder may not transfer or assign this Convertible Note except to its affiliate, Arthur J. Gallagher & Co., or an affiliate of Arthur J. Gallagher & Co.

                  (i) Whenever the Holder's consent is required to be obtained under this Convertible Note or the Purchase Agreement as a condition to any action, inaction, condition or event, the Holder shall be authorized to give or withhold such consent in its sole and absolute discretion.

                  (j) The representations, warranties and covenants contained herein shall be independent of each other, and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exceptions be deemed to permit any action or omission that would be in contravention of applicable law.

                  (k) This Convertible Note shall be governed by and construed under the laws of the State of Delaware without regard to choice of law principles.

                  (l) In no event shall the rate of interest payable under this Convertible Note exceed the maximum rate of interest permitted to be charged by applicable law (including the choice of law rules) and any interest paid in excess of the permitted rate shall be refunded to the Company. Any such refund shall not cure or waive any default by the Company hereunder. The Company agrees, however, that in determining whether or not any interest payable under this Convertible Note exceeds the highest rate permitted by law, any non-principal payment, other than interest payments, including, without limitation, fees and late charges, shall be deemed, to the extent permitted by law, to be an expense, fee, premium or liquidated damages, rather than interest.

                  (m) THE COMPANY AND THE HOLDER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATED TO THIS CONVERTIBLE NOTE OR THE PURCHASE AGREEMENT OR ANY ACT OR OMISSION WHICH EITHER PARTY ASSERTS RESULTED IN ANY LIABILITY TO THE COMPANY, THE HOLDER OR THEIR RESPECTIVE OFFICERS, DIRECTORS, STOCKHOLDERS, PARTNERS, EMPLOYEES OR AGENTS, TO THE FULL EXTENT PERMITTED BY LAW.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the Company, intending to be legally bound hereby, has caused this Convertible Note to be duly executed by its respective authorized officers on the day and year first above written.

                                       INTREPID CAPITAL CORPORATION



                                       By: /s/ Forrest Travis
                                          -------------------------------------
                                          Name: Forrest Travis
                                          Title: President


ATTEST:



/s/ Michael J. Wallace
-------------------------------
Michael J. Wallace, Secretary


[AFFIX CORPORATE SEAL]


Accepted and Agreed to as of the first
day referred to above


AJG FINANCIAL SERVICES, INC.



By:   /s/ David R. Long
   ----------------------------
   Name: David R. Long
   Title: President